Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholder

Capitol Series Trust:

We consent to the use of our report dated December 3, 2013, with respect to the statements of assets and liabilities of the Meritage Growth Equity Fund, Meritage Value Equity Fund and Meritage Yield-Focus Equity Fund, collectively the Meritage Portfolio Management Funds (the Funds) as of November 27, 2013, included herein, and to the reference to our Firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

December 12, 2013